Exhibit 23.2
Consent Of Geological Consultant






I hereby consent to the inclusion and reference of my report entitled "Geological Assessment Report on the Smoke-Dunn Property" in the Registration Statement on Form SB-2 filed by Dunn Mining Inc. with the United States Securities and Exchange Commission. I confirm that I have reviewed Dunn Mining Inc.'s summary of my geological report in its registration statement and concur will its contents. I also consent to the inclusion of my name as an expert in Dunn Mining Inc.'s registration statement and the filing of this consent as an exhibit to its registration statement.

January 23, 2007



/s/ Amanda Tremblay
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Amanda Tremblay
Geologist